Exhibit 10.2

Exhibit B

MOTOROLA SOLUTIONS, INC. LEGACY SENIOR OFFICER

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION

The Board of Directors of Motorola Solutions, Inc. considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company (as hereinafter defined) and its stockholders. In this connection, the Company recognizes that the possibility of a Change in Control (as hereinafter defined) may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board (as hereinafter defined) has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction which may arise from the possibility of a Change in Control of the Company. The Company has further determined to amend and restate the Legacy Senior Officer Plan to exclude from participation officers of the Company at or above the level of Senior Vice President (“Senior Officers”) who are first elected or promoted to such positions on or after February 1, 2011 and to reflect the anticipated termination of this Legacy Senior Officer Plan effective January 31, 2014, except as set forth in Sections 3.2 and 6.1 hereof.

This Legacy Senior Officer Plan does not alter the status of Participants (as hereinafter defined) as at-will employees of the Company. Just as Participants remain free to leave the employ of the Company at any time, so too does the Company retain its right to terminate the employment of Participants without notice, at any time, for any reason. However, the Company believes that, both prior to and at the time a Change in Control is anticipated or occurring, it is necessary to have the continued attention and dedication of Participants to their assigned duties without distraction, and this Legacy Senior Officer Plan is intended as an inducement for Participants’ willingness to continue to serve as employees of the Company (subject, however, to either party’s right to terminate such employment at any time). Therefore, should a Participant still be an employee of the Company at such time, the Company agrees that such Participant shall receive the severance benefits hereinafter set forth in the event the Participant’s employment with the Company terminates subsequent to a Change in Control under the circumstances described below.

Notwithstanding the foregoing and Section 4.2(d), however, in the event that the Participant is terminated by the Company as provided in Section 4.1(a) or resigns for Good Reason, in each case during the twelve-month period prior to a Change in Control, but subsequent to such time as negotiations or discussions with a third party which ultimately lead to a Change in Control have commenced, then such termination (such a termination of employment, an “Anticipatory Termination”) shall be deemed to be a termination which entitles such Participant to the severance benefits hereinafter set forth.

ARTICLE I

ESTABLISHMENT OF PLAN

As of the Effective Date (as hereinafter defined), the Company hereby amends and restates the Motorola Solutions, Inc. Legacy Senior Officer Change in Control Severance Plan, as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a) Affiliate. Any entity which controls, is controlled by or is under common control with the Company.

(b) Board. The Board of Directors of the Company.

(c) Cause. With respect to any Participant: (i) the Participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust or (ii) the Participant’s willful engagement in gross misconduct in the performance of the Participant’s duties that materially injures the Company or a Subsidiary.

For purposes of this Section 2(c), no act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of its Affiliated entities and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer or Chief Financial Officer of the Company or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Participant, if the Participant is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Participant is guilty of the conduct described in Section 2(c)(i) or 2(c)(ii), and specifying the particulars thereof in detail.

(d) Change in Control. The occurrence of any of the following events: a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company; and, for purposes of the Legacy Senior Officer Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing), (ii) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holders of the Company’s common stock, directly or indirectly, have at least a 65% ownership interest, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

(e) Code. The Internal Revenue Code of 1986, as amended from time to time.

(f) Company. Motorola Solutions, Inc. and any successor thereto.

(g) Date of Termination. The effective date specified in the Notice of Termination as of which the Participant’s employment terminates (which shall be not less than thirty (30) days nor more than sixty (60) days after the date such Notice of Termination is given). The Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that any termination described in this Legacy Senior Officer Plan constitutes a “separation from service” within the meaning of Section 409A, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

(h) Disability. A condition such that the Participant by reason of physical or mental disability becomes unable to perform his normal duties for more than one-hundred eighty (180) days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any twelve-month period.

(i) Effective Date. The Effective Date shall be February 1, 2011.

(j) Employee. Any full-time, regular-benefit, non-bargaining employee of the Company.

(k) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(l) Good Reason. “Good Reason” means actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, with respect to any Participant, a “material negative change in the employment relationship” shall include, without limitation, without such Participant’s written consent, (i) the Participant is assigned duties materially inconsistent with his position, duties, responsibilities and status with the Company during the 90-day period immediately preceding a Change in Control, or the Participant’s position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity), (ii) a material reduction in the Participant’s (x) annual base salary or (y) total annual compensation opportunity, from such total annual compensation opportunity as in effect during the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time, (iii) the Company requires the Participant regularly to perform his duties of employment beyond a fifty (50) mile radius from the location of the Participant’s employment immediately prior to the Change in Control, (iv) the Company fails to obtain a satisfactory agreement from any successor to assume and perform this Legacy Senior Officer Plan for its duration, as contemplated by Article V hereof, or (v) any other action or inaction that constitutes a material breach by the Company of this Legacy Senior Officer Plan with respect to such Participant.

In order to invoke a termination for Good Reason, the Participant shall provide a Notice of Termination pursuant to Section 7.5 to the Company’s General Counsel of the existence of one or more of the conditions described in clauses (i) through (v) within 90 days following the Participant’s initial knowledge of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason (hereinafter, “Notice of Termination for Good Reason”), and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A) must occur, if at all, within two years following the initial existence of the condition or conditions constituting Good Reason (or, if earlier, prior to the two year anniversary of the Change in Control) in order for such termination as a result of such condition to constitute a termination for Good Reason. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to Separation Benefits provided hereunder.

(m) Legacy Senior Officer Plan. The Motorola Solutions, Inc. Legacy Amended and Restated Senior Officer Change in Control Severance Plan.

(n) Notice of Termination. Written notice that shall indicate the specific termination provision in this Legacy Senior Officer Plan (if any) relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment. Notice of Anticipatory Termination means a written notice delivered to or by the Participant setting forth the basis for termination of the Participant’s employment either (i) as described in Section 4.1(a)(i) or (ii) by the Participant for Good Reason as described in Section 2(l), during the twelve-month period prior to a Change in Control.

(o) Participant. An individual who qualifies as such pursuant to Section 3.1. No Employee will first become a Participant on or after February 1, 2011.

(p) Section 409A. Section 409A of the of the Code, and the rules and regulations issued thereunder.

(q) Separation Benefits. The benefits described in Section 4.2 that are provided to qualifying Participants under the Legacy Senior Officer Plan.

(r) Subsidiary. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.

ARTICLE III

ELIGIBILITY

3.1 Participation. Participants in the Legacy Senior Officer Plan are elected officers of the Company who, as of January 31, 2011, are at or above the level of Senior Vice President; provided that such Participants will not be entitled to Separation Benefits under this Legacy Senior Officer Plan if they are not at or above the level of Senior Vice President at the time of the Change in Control; provided, further that any reduction of a Participant’s position subsequent to such time as negotiations or discussions with a third party which ultimately lead to a Change in Control have commenced shall be of no effect for purposes of this Section 3.1. Notwithstanding the foregoing, a Participant shall not be entitled to receive Separation Benefits (or any other benefits under the Legacy Senior Officer Plan), if the Participant has entered into a change in control letter agreement with the Company which has not been waived by the Participant or terminated by the Company.

3.2 Duration of Participation. A Participant shall only cease to be a Participant in the Legacy Senior Officer Plan as a result of an amendment or termination of the Legacy Senior Officer Plan complying with Article VI of the Legacy Senior Officer Plan, or when he ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, unless, at the time he ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, such Participant is entitled to payment of a Separation Benefit as provided in the Legacy Senior Officer Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate his employment and receive a Separation Benefit. Notwithstanding the foregoing, eligibility to participate in this Plan shall cease on January 31, 2014 for all Participants (other than for Participants whose Date of Termination occurs on or before January 31, 2014) and no Participants will first become eligible for Separation Benefits as set forth in Section 4.2 after that date. A Participant entitled to payment of a Separation Benefit or any other amounts under the Legacy Senior Officer Plan shall remain a Participant in the Legacy Senior Officer Plan until the full amount of the Separation Benefit and any other amounts payable under the Legacy Senior Officer Plan have been paid to the Participant.

ARTICLE IV

SEPARATION BENEFITS

4.1 Terminations of Employment Which Give Rise to Separation Benefits Under This Legacy Senior Officer Plan. Subject to Section 3.2, a Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if, (a) at any time following a Change in Control and prior to the second anniversary of the Change in Control, the Participant’s employment is terminated (i) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries as in effect prior to such time as negotiations or discussions with a third party which ultimately lead to a Change in Control have commenced or (ii) by the Participant after the occurrence of an event giving rise to Good Reason or (b) the Participant experiences an Anticipatory Termination. For purposes of this Legacy Senior Officer Plan, any purported termination by the Company or by the Participant shall be communicated by written Notice of Termination to the other in accordance with Section 7.5 hereof.

4.2 Separation Benefits.

(a) If a Participant’s employment is terminated under circumstances which entitle the Participant to Separation Benefits under this Section 4.2 (a “Qualifying Termination”), then the Company shall (except as provided below with respect to an Anticipatory Termination) pay to the Participant, in a lump sum in cash within ten (10) days after the Date of Termination, the aggregate of the following amounts which benefits, except as provided in Section 7.4 below, shall be in addition to any other benefits to which the Participant is entitled other than by reason of this Legacy Senior Officer Plan: (i) unpaid salary with respect to any paid time off accrued but not taken as of the Date of Termination; (ii) accrued but unpaid salary through the Date of Termination, (iii) any earned but unpaid annual incentive or sales incentive bonuses from the fiscal year immediately preceding the year in which the Date of Termination occurs (unless (x) such annual incentive or sales incentive bonus is “nonqualified deferred compensation” within the meaning of Section 409A, in which case such bonus shall be paid at the time that bonuses with respect to such fiscal year are or otherwise would be paid in accordance with the terms of the applicable plan or (y) the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such annual incentive or sales incentive bonuses, in which case any such deferred bonuses shall be paid in accordance with such election); (iv) an amount equal to three (3) times the greater of (x) the Participant’s highest annual base salary in effect at any time during the period commencing three (3) years preceding the date the Change in Control occurs and ending on the date the Change in Control occurs, and (y) the Participant’s annual base salary in effect on the Date of Termination, and (v) an amount equal to three (3) times the highest annual incentive or sales incentive bonus, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than twelve (12) full months or during which the Participant was employed for less than twelve (12) full months), the Participant received from the Company during the five (5) full fiscal years of the Company immediately preceding the Date of Termination (the amount determined pursuant to clause (i) through (v), the “Cash Severance Payment”); provided, however, that in the event of an Anticipatory Termination, the Company shall pay the Cash Severance Payment (reduced by any amount the Participant receives as “Severance Allowance” as defined in the Motorola Solutions, Inc. Legacy Executive Severance Plan (the “Non-CIC Legacy Severance Plan”)) to the Participant on the date of the Change in Control to which such Anticipatory Termination relates. In addition, in the event of a Qualifying Termination, the Participant shall be entitled to a pro-rated bonus determined as follows:

(vi) if the Participant participates in the Motorola Solutions, Inc. Annual Incentive Plan (“AIP Plan”) during the year in which the Qualifying Termination occurs, the Company shall, on the first payroll date following July 1 of the year following the year in which the Qualifying Termination occurs (unless the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of the Participant’s annual incentive bonus in respect of the year in which the Qualifying Termination occurs, in which case such deferred bonus shall be paid in accordance with such election) (the “AIP Pro-Rata Bonus Payment Date”), pay the participant in a lump sum an amount equal to the product of (A) the Participant’s annual target bonus for the fiscal year in which the Date of Termination occurs (which for purposes of this Section 4.2 in no event shall be less than the Participant’s target bonus for the fiscal year in which the Change in Control occurs or, in the event of an Anticipatory Termination, the year in which the Date of Termination occurs) and (B) a fraction, the numerator of which is the number of days in the then current fiscal year through the Date of Termination and the denominator of which is 365 (the “AIP Pro-Rata Bonus”); provided, however, that in the event that the Participant experiences an Anticipatory Termination and the Company has already paid the Participant the Alternate AIP Award (as defined in the Non-CIC Legacy Severance Plan), the Participant shall not be entitled to an AIP Pro-Rata Bonus hereunder;

(vii) if the Participant participates in a sales incentive plan pursuant to which he or she is eligible for an incentive award with respect to monthly or quarterly performance periods during the year in which the Qualifying Termination occurs, the Company shall pay the Participant, at the time set forth in the applicable sales incentive plan, an amount equal to the product of (A) the Participant’s monthly or quarterly target incentive under the applicable sales incentive plan (which for purposes of this Section 4.2 in no event shall be less than the Participant’s target bonus for the performance period in which the Change in Control occurs or, in the event of an Anticipatory Termination, the performance period in which the Date of Termination occurs) and (B) a fraction, the numerator of which is the number of days that have elapsed in the then current monthly or quarterly performance period through the Date of Termination and the denominator of which is the full number of days in the then current monthly or quarterly performance period (the “SIP Quarterly or Monthly Pro-Rata Bonus”); provided, however, that in the event that the Participant experiences an Anticipatory Termination and the Company has already paid the Participant the Alternate Quarterly or Monthly SIP Award (as defined in the Non-CIC Legacy Severance Plan), the Participant shall not be entitled to an SIP Quarterly or Monthly Pro-Rata Bonus hereunder; and

(viii) if the Participant participates in a sales incentive plan pursuant to which he or she is eligible for an incentive award (or a portion of an incentive award) with respect to an annual performance period during the year in which the Qualifying Termination occurs, the Company shall pay the Participant, on the AIP Pro-Rata Bonus Payment Date, for such award (or portion of award) an amount equal to the product of (A) the Participant’s annual target bonus for the fiscal year in which the Date of Termination occurs (which for purposes of this Section 4.2 in no event shall be less than the Participant’s target bonus for the fiscal year in which the Change in Control occurs or, in the event of an Anticipatory Termination, the year in which the Date of Termination occurs) and (B) a fraction, the numerator of which is the number of days in the then current fiscal year through the Date of Termination and the denominator of which is 365 (the “SIP Annual Pro-Rata Bonus”); provided, however, that in the event that the Participant experiences an Anticipatory Termination and the Company has already paid the Participant the Alternate Annual SIP Award (as defined in the Non-CIC Legacy Severance Plan), the Participant shall not be entitled to an SIP Annual Pro-Rata Bonus hereunder.

(b) If the Participant’s employment is terminated under circumstances which entitle the Participant to Separation Benefits under this Section 4.2, for three (3) years after the Date of Termination (the “Benefit Continuation Period”), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue medical and dental benefits and life insurance benefits to the Participant and/or the Participant’s family at least equal to those that would have been provided in accordance with the medical and dental benefits and life insurance plans, programs, practices and policies of the Company immediately prior to the Change in Control if the Participant’s employment had not been terminated on the same terms and conditions (including any applicable required employee contributions), except that in the event of an Anticipatory Termination and to avoid duplication of benefits, such continued medical benefits to be provided hereunder shall commence on the date of the Change in Control and the Benefit Continuation Period shall be reduced by the number of months, if any, during which the Participant receives such medical benefits under the Non-CIC Legacy Severance Plan; provided, however, that, the medical and dental benefits and life insurance provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Participant’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its medical or dental plans or life insurance plans contemplated herein could be taxable to the Participant, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, further, however, that, if the Participant becomes reemployed with another employer and becomes eligible to receive medical or dental or life insurance benefits under another employer provided plan, the medical and dental benefits and/or life insurance benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical benefits pursuant to plans, practices, programs and policies of the Company, the Participant shall be considered to have remained employed until three (3) years after the Date of Termination and to have retired on the last day of such period (and to have attained three (3) additional years of age), and such benefits (and the terms and conditions of such benefits) shall be no less favorable than as in effect immediately prior to the Change in Control. Following the end of the period during which medical and dental benefits are provided to the Participant under this Section 4.2(b), the Participant shall be eligible for continued medical and dental coverage as required by Section 4980B of the Code or other applicable law, as if the Participant’s employment with the Company had terminated as of the end of such period.

(c) Except as provided in Section 4.2(a) (with respect to Anticipatory Terminations) and Section 4.2(b), the Participant shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4.2 be reduced by any compensation earned by the Participant as the result of employment by another employer or by retirement benefits paid by the Company after the Date of Termination, or otherwise, or by any set-off, counterclaim, recoupment, or other claim, right or action the Company may have against the Participant or others.

(d) Without affecting a Participant’s eligibility to receive benefits under Section 4.2(a) or (b) in the event of an Anticipatory Termination, the provisions of this Article IV shall be applicable after a Change in Control has occurred, but not prior thereto.

4.3 Certain Additional Payments by the Company.

(a) Anything in this Legacy Senior Officer Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as hereinafter defined) would be subject to the Excise Tax (as hereinafter defined), then the Participant shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4.3(a), if it shall be determined that the Participant is entitled to the Gross-Up Payment, but that the Parachute Value (as hereinafter defined) of all Payments do not exceed 110% of the Safe Harbor Amount (as hereinafter defined), then no Gross-Up Payment shall be made to the Participant and the amounts payable under this Legacy Senior Officer Plan shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 4.2(a)(v), (ii) Section 4.2(a)(iv) and (iii) Section 4.2(b). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Legacy Senior Officer Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Legacy Senior Officer Plan would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Legacy Senior Officer Plan shall be reduced pursuant to this Section 4.3(a). The Company’s obligation to make Gross-Up Payments under this Section 4.3(a) shall not be conditioned upon the Participant’s termination of employment.

(b) Subject to the provisions of Section 4.3(c), all determinations required to be made under this Section 4.3, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be selected by the Company prior to a Change in Control (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company; provided, however, (i) the Company shall pay the fees and expenses of the Accounting Firm not later than the end of the calendar year following the calendar year in which the related work is performed or the expenses are incurred by the Accounting Firm, (ii) the amount of the Accounting Fees that the Company is obligated to pay in any given calendar year shall not affect the Accounting Fees that the Company is obligated to pay in any other calendar year, and (iii) the Participant’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 4.3(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Participant is informed in writing of such claim. The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

(1) give the Company any information reasonably requested by the Company relating to such claim,

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3) cooperate with the Company in good faith in order effectively to contest such claim, and

(4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses; provided, further, however, (i) the Company shall pay the costs and expenses not later than the end of the calendar year following the calendar year in which the costs and expenses are incurred, (ii) the amount of such costs and expenses that the Company is obligated to pay in any given calendar year shall not affect the costs and expenses that the Company is obligated to pay in any other calendar year, and (iii) the Participant’s right to have the Company pay such costs and expenses may not be liquidated or exchanged for any other benefit. Without limitation on the foregoing provisions of this Section 4.3(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Participant and direct the Participant to sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Participant to sue for a refund, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the Participant’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Participant of a Gross-Up Payment or payment by the Company of an amount on the Participant’s behalf pursuant to Section 4.3(c), the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 4.3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Participant’s behalf pursuant to Section 4.3(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Any Gross-Up Payment, as determined pursuant to this Section 4.3, shall be paid by the Company to the Participant within ten (10) days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 4.3(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.

(f) Notwithstanding any other provision of this Section 4.3, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of the Gross-Up Payment, and the Participant hereby consents to such withholding; provided, that, such withholding and payment shall in no event place the Participant in a less favorable tax position than had such payments been made to the Participant by the Company.

(g) Definitions. The following terms shall have the following meanings for purposes of this Section 4.3.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) The “Net After-Tax Amount” of a Payment shall mean the Value of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to your taxable income for the taxable year in which the Payment is made.

(iii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Legacy Senior Officer Plan or otherwise.

(v) The “Safe Harbor Amount” means the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.

ARTICLE V

SUCCESSOR TO COMPANY

This Legacy Senior Officer Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Legacy Senior Officer Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Legacy Senior Officer Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Legacy Senior Officer Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Legacy Senior Officer Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Legacy Senior Officer Plan.

ARTICLE VI

DURATION, AMENDMENT AND TERMINATION

6.1 Duration. This Legacy Senior Officer Plan shall expire on January 31, 2014. Notwithstanding the above, if a Participant’s Date of Termination occurs on or before January 31, 2014, this Legacy Senior Officer Plan shall govern the rights of the affected Participant and shall continue in full force and effect for at least two (2) years following such Date of Termination, and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.

6.2 Amendment or Termination. The Board may amend or terminate this Legacy Senior Officer Plan at any time, including amending the eligibility to participate in the Legacy Senior Officer Plan of Employees who are not existing Participants; provided, that, except as provided in Section 7.10 below, this Legacy Senior Officer

Plan may not be amended or terminated in a manner adverse to Participants as of the date of the amendment or termination without three (3) years’ advance written notice of such amendment or termination (including modifying the eligibility of Employees who are already Participants to participate in the Legacy Senior Officer Plan).

6.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Legacy Senior Officer Plan by the Board in accordance with this Article VI shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE VII

MISCELLANEOUS

7.1 Default in Payment. Any payment not made within ten (10) days after it is due in accordance with this Legacy Senior Officer Plan shall thereafter bear interest, compounded annually, at the prime rate from time to time in effect at JPMorgan Chase & Co. or any successor thereto.

7.2 No Assignment. No interest of any Participant or spouse of any Participant or any other beneficiary under this Legacy Senior Officer Plan, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, a Participant or spouse of a Participant or other beneficiary, including for alimony.

7.3 Disputes. The Company shall upon request pay from time to time a Participant’s reasonable out-of-pocket expenses, including legal fees and expenses, incurred by the Participant or on the Participant’s behalf (within 10 days following the Company’s receipt of an invoice from the Participant), at any time from the occurrence of a Change in Control through the Participant’s remaining lifetime (or, if longer, through the 20th anniversary of the occurrence of such Change in Control) in connection with any action taken by the Participant or on the Participant’s behalf (including any judicial proceeding) to enforce this Legacy Senior Officer Plan or to construe, or to determine or defend the validity of, this Legacy Senior Officer Plan or otherwise in connection herewith; provided, however, that, in the case of any judicial proceeding in which a Participant and the Company are adverse parties or any dispute under Section 4.3 hereof, the Company shall not be required to pay such expenses (and shall have the right to recover such expenses from the Participant if previously advanced) with respect to any position or claim on which the Company ultimately prevails against the Participant in all material respects. In order to comply with Section 409A, in no event shall the payments by the Company under this Section 7.3 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. In any judicial or other proceeding in which the Participant’s rights to, or the amount of, benefits hereunder is disputed, the ultimate burden of proof shall be on the Company.

7.4 Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Subsidiaries or under any plan maintained by the Company or any of its Subsidiaries in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Legacy Senior Officer Plan shall be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management personnel and, upon consummation of a Change in Control, Participants in this Legacy Senior Officer Plan shall in no event be entitled to participate in any such severance policy or other severance plan maintained by the Company for its management personnel, except in the case of Anticipatory Terminations, in which event the Anticipatory Termination provisions under Sections 4.2(a) and 4.2(b) shall apply. In the event of a Participant’s termination of employment entitling the Participant to Separation Benefits under Section 4.2, any non-competition or non-solicitation provisions applicable to the Participant with respect to the Company or any of its Affiliates shall cease to apply as of the Participant’s Date of Termination.

7.5 Notice. For the purpose of this Legacy Senior Officer Plan, notices and all other communications provided for in this Legacy Senior Officer Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company’s General Counsel at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records), provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary.

7.6 Employment Status. This Legacy Senior Officer Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Company and its Affiliates regarding termination of employment.

7.7 Named Fiduciary; Administration. The Company is the named fiduciary of the Legacy Senior Officer Plan, and shall administer the Legacy Senior Officer Plan, acting through the Compensation Committee of the Board, or its delegatee.

7.8 Unfunded Plan Status. This Legacy Senior Officer Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Legacy Senior Officer Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Legacy Senior Officer Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one (1) or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Legacy Senior Officer Plan.

7.9 Validity and Severability. The invalidity or unenforceability of any provision of the Legacy Senior Officer Plan shall not affect the validity or enforceability of any other provision of the Legacy Senior Officer Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.10 Section 409A. This Legacy Senior Officer Plan is intended to comply with the requirements of Section 409A or an exemption and shall in all respects be administered in accordance with Section 409A. Each payment under this Legacy Senior Officer Plan shall be treated as a separate payment for purposes of Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Legacy Senior Officer Plan. All reimbursements and in-kind benefits provided under this Legacy Senior Officer Plan shall be made or provided in accordance with the requirements of Section 409A. In the event the Company determines that the terms of this Legacy Senior Officer Plan do not comply with Section 409A, the Company will, notwithstanding anything to the contrary in Section 6.2 of this Legacy Senior Officer Plan, amend the terms of this Legacy Senior Officer Plan such that it complies (in a manner that attempts to minimize the economic impact of such amendment on the Participants and the Company) within the time period permitted by the applicable Treasury Regulations. In no event shall the Company be required to pay any Participant any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder. Notwithstanding any provision in this Legacy Senior Officer Plan to the contrary, if the Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola Solutions from time to time) on the Participant’s Date of Termination, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Code Section 409A that the Participant is entitled to receive upon the Participant’s Date of Termination and which otherwise would be payable during the six-month period immediately following the Participant’s Date of Termination will instead be paid or made available on the earlier of the first day of the seventh month following the Participant’s Date of Termination and the Participant’s death.

7.11 Governing Law. The validity, interpretation, construction and performance of the Legacy Senior Officer Plan shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.